EXHIBIT 5.1

[MASCO CORPORATION LETTERHEAD]

March 9, 2012

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

RE:	MASCO CORPORATION

REGISTRATION STATEMENT ON FORM S-3

(REG. NO. 333-165047)

Dear Sirs:

Masco Corporation has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Reg. No. 333-165047) under the Securities Act of 1933, as amended (the “Act”), registering securities of Masco Corporation (the “Company”), including among other securities, debt securities, which registration statement became effective on February 24, 2010. Such registration statement, as amended and supplemented, including documents incorporated therein by reference, is referred to herein as the “Registration Statement.” I have acted as your counsel in connection with the offering of $400,000,000 aggregate principal amount of the Company’s 5.95% Notes Due 2022 (the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated March 5, 2012 between the Company and the underwriters named therein. The Securities are to be issued under an Indenture dated as of February 12, 2001, as supplemented by the Supplemental Indenture dated as of November 30, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor trustee under agreement originally with Bank One Trust Company, National Association), as Trustee (together the “Indenture”). The prospectus dated February 24, 2010 and the prospectus supplement dated March 5, 2012 relating to the Securities (the “Prospectus Supplement”) in the forms filed with the Commission pursuant to Rule 424 of the Act, including documents incorporated therein by reference, are collectively referred to herein as the “Prospectus.”

I, or attorneys under my supervision upon whom I am relying, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records, as I have deemed necessary or advisable for the purpose of rendering this opinion. Based upon the foregoing, I am of the opinion that:

(1) The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware;

March 9, 2012

(2) The Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company; and

(3) The issuance of the Securities has been duly authorized by appropriate corporate action, and when the Securities have been duly executed, authenticated and delivered in accordance with the Indenture and sold as described in the Registration Statement, including the Prospectus, then the Securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and concepts of reasonableness and equitable principles of general applicability.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. I also consent to the reference to me under the caption “Legal Opinions” in the Prospectus.

Very truly yours,

/s/ Gregory D. Wittrock
Gregory D. Wittrock
Vice President, General Counsel and Secretary